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                                 EXHIBIT 99.1

                    IVAX DISTRIBUTES LETTER TO SHAREHOLDERS

     MIAMI - August 14, 2001 - IVAX Corporation (AMEX: IVX, LSE: IVX.L) will distribute a letter to shareholders relating to recent corporate events. The text of the letter to shareholders follows.

                                _______________

August 14, 2001


Dear Fellow Shareholders:

We are pleased to update you on recent items we consider to be of importance.

Brand Equivalent Paclitaxel
---------------------------

Sales of IVAX' injectable Onxol brand equivalent paclitaxel anti-cancer drug exceeded $77 million in the second quarter of this year following more than $50 million in revenues in the first quarter of 2001. IVAX' injectable paclitaxel is the brand equivalent to Bristol-Myers Squibb Company's Taxol(R), the largest selling anti-cancer drug in the world with U.S. sales well in excess of $1.0 billion in 2000.

We continue to believe in the strong growth prospects of our brand equivalent paclitaxel, even though the FDA recently approved two other generic paclitaxel products. These regulatory approvals had been expected for some time. Our confidence is based, in part, on IVAX' considerable experience in this marketplace, extensive clinical testing, and enhanced supply and production capacity. It is also important to point out that the branded product currently holds approximately 70% market share, representing opportunity to further expand our market penetration while providing space for other generic products.

 .   On August 13, 2001, we entered into a multi-year agreement to supply our injectable Onxol brand equivalent paclitaxel anti-cancer drug to Novation, the largest hospital supply chain management company in the United States providing purchasing solutions for more than 2,300 health care organizations, including some of the most prestigious hospitals across the country. This agreement to provide our lower-cost, brand equivalent paclitaxel represents significant savings to hospitals and brings cost-effective care to their patients. We expect to start shipments during September. We have a long-standing relationship with Novation and have been supplying its hospital members with an extensive line of products for a variety of indications across multiple therapeutic categories.

 .   IVAX has been marketing its injectable paclitaxel product since October
    2000, and has sold more than $160 million of this product. Since gaining regulatory approval more than 10 months ago, over 5,000 people in the U.S. have been treated with our paclitaxel product. This product has also received approval for various indications in Canada (May 2000), Poland (March 2000), the 15-member states of the European Union (July 1999), and the Czech Republic (March 1999).

 .   We believe our paclitaxel product to be the only brand equivalent product to have undergone extensive pre-clinical, pharmacological and clinical studies. At over 100 sites in North America, Europe and Australia, more than 700 patients with non-small cell lung, breast and ovarian cancer or AIDS-related Kaposi's Sarcoma participated in our clinical trials.

 .   In May 2001, production capacity for IVAX' paclitaxel was enhanced when the
    FDA approved an additional supplier of the paclitaxel active ingredient and contract manufacturer of the finished product. Demand for our product continues to be very strong and these additional sources of supply will permit us to serve an even larger market segment.

As previously reported, we are developing a patented, oral dosage form of paclitaxel which is anticipated to be of substantial benefit to patients as all presently marketed paclitaxel products, including IVAX' brand equivalent paclitaxel and the branded Taxol product, are administered only by injection. Recently completed Phase II clinical trials for our oral form of paclitaxel have shown anti-cancer activity in patients with advanced lung cancer. The results of these trials suggest that our oral paclitaxel, by itself, may be as effective as various combinations of intravenous drugs currently used to treat lung cancer, but with greater convenience and fewer side effects. We plan to conduct a Phase III clinical trial in which oral paclitaxel will be compared with standard intravenous chemotherapy as an initial treatment of advanced lung cancer. Anti-cancer effects have also been seen in ongoing Phase II studies for advanced breast cancer and advanced stomach cancer, and are expected to be reported when the full results are available.
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Second Quarter Earnings
-----------------------

IVAX Corporation achieved substantially better financial results for the second quarter of 2001 than in 2000. Net revenues increased 63% to $301.8 million and earnings per share more than doubled to $.33 per share. Our continued growth over the last few years has resulted from new product introductions as well as strategic acquisitions that provide earnings power and additional distribution capabilities for our products.

For the second quarter of 2001, income from continuing operations was $67.9 million, or $.33 per diluted share, representing an increase of 109% over the $32.5 million, or $.16 per diluted share, reported in the second quarter of 2000. Net revenues for the second quarter of 2001 increased by 63.3% to $301.8 million as compared to net revenues of $184.8 million in the second quarter of last year.

For the six months ended June 30, 2001, income from continuing operations rose by 116% to $128 million, or $.62 per diluted share, versus income from continuing operations of $59.1 million, or $.29 per diluted share, for the same period a year earlier. Net revenues for the first six months of 2001 advanced by 52.6% to $561.7 million compared to net revenues of $368.1 million in the prior year.

In the second quarter, our investment in research and development increased by 17% over the prior year. For the current year, we expect our R&D spending to be approximately $90 million, with about two-thirds dedicated to our proprietary pipeline of novel compounds to treat various forms of cancer, multiple sclerosis, epilepsy, Parkinson's disease, asthma, non-malignant prostate enlargement, inflammatory bowel disease and cystic fibrosis. These products are in various stages of research and development.

Our gross profit margin improved to 52.5% of net revenues for the second quarter of 2001 compared to 48.5% in the second quarter of 2000, primarily due to sales of IVAX' brand equivalent anti-cancer drug, paclitaxel. Excluding paclitaxel sales, second quarter net revenues from other worldwide sales increased by 22% over the year ago period. Net revenues in North America increased 103.7% while net revenues in Europe and Latin America increased 37.8%, but were decreased by a negative currency impact just under 5%. Our increase in income from continuing operations was achieved despite a higher tax rate for the current period compared to last year. We anticipate continued year-over-year increases in revenues and normal operating income for the remainder of this year.

Resumption Of Share Repurchase Program
--------------------------------------

In response to the recent decline in stock price and our confidence in the company's prospects for continued growth of our overall business and, in particular, our brand equivalent paclitaxel anti-cancer product, we recently resumed the repurchase of shares under our current split-adjusted 12.5 million share repurchase program authorized by IVAX' Board of Directors in August 2000. During the past year, we repurchased approximately 4.2 million shares of our outstanding common stock on a split adjusted basis and sold 5.1 million put options under this program, of which 1.4 million options are currently outstanding. Since February 1998, we have repurchased 45.3 million shares of our outstanding common stock on a split-adjusted basis at an average price of $8.87 per share. IVAX currently has approximately 201 million common shares outstanding.

Recent FDA Approvals
--------------------

On July 27, 2001, we received FDA approval for over-the-counter (OTC) sales of our famotidine tablets USP in 10 mg strength for the short-term prevention of heartburn and sour stomach. We immediately began marketing and shipping this product through our wholly owned subsidiary, IVAX Pharmaceuticals, Inc. We expect our OTC famotidine 10 mg tablets to be one of only two brand equivalent products with regulatory approval for immediate sale. With the addition of this product to the antacid category, IVAX is currently the only manufacturer and store-brand distributor of all three major H2 blocker products: Cimetidine 200 mg (generic equivalent of Tagamet(R)); Ranitidine 75 mg (generic equivalent of ZANTAC(R)); and Famotidine 10 mg (generic equivalent of Pepcid AC(R)).

On August 8, 2001, we received FDA approval for our Abbreviated New Drug Application (ANDA) for sales of isosorbide mononitrate extended-release tablets in 30 mg and 120 mg strengths. Previously, we received FDA approval for our isosorbide mononitrate extended-release 60 mg tablets. Isosorbide mononitrate is used to treat angina due to coronary artery disease and is the generic equivalent of Schering Corporation's Imdur(R) tablets. We will sell this product through our wholly owned subsidiary, IVAX Pharmaceuticals, Inc.

We have received six generic drug approvals so far this year - with 33 ANDAs and tentative approvals currently pending at the FDA. We are continuing our aggressive filing schedule for new ANDA submissions.

Acquisition Of Laboratorio Chile S.A.
--------------------------------------

In July 2001, we successfully completed the acquisition of approximately 99.6% of the outstanding shares and the outstanding American Depository Shares ("ADSs") of Laboratorio Chile S.A. for approximately $394 million in cash. It is the largest Chilean pharmaceutical company in revenue terms and also among the major pharmaceutical companies in Argentina and Peru. Lab Chile manufactures, markets and sells a broad line of more than 900 branded and brand equivalent products in Chile, Argentina, Peru and Bolivia. Its main products focus on the treatment of respiratory and infectious diseases and the company has strong franchises in cardiovascular, neurological and gynecological products. This acquisition adds Chile to the growing IVAX Latin American family, which already includes companies in Mexico, Venezuela, Peru, Argentina and Uruguay. Our continued growth in this region is part of our previously announced strategy to increase our presence in rapidly growing markets such as Latin America, Central and Eastern Europe and Asia. On July 31, 2001, pursuant to the requirements of Chilean and U.S. law, we commenced simultaneous tender offers in the United States and Chile for the remaining .4% of the outstanding shares of Laboratorio Chile, S.A.

Update On Respiratory Research And Development
----------------------------------------------

IVAX continues to expand the international marketing of asthma drugs in various European countries leveraging its patented Easi-Breathe(R) device, the top selling breath-activated device in the United Kingdom. The asthma medications, albuterol and beclomethasone, are available in Easi-Breathe inhaler formats in both CFC and CFC-free formulations, while cromolyn sodium is as yet available only in a CFC formulation. In addition, our metered-dose dry powder inhaler in albuterol and budesonide formats is awaiting regulatory approval in Europe and will be marketed by a partner. Earlier this summer we also entered into an agreement with the Italian group Chiesi Farmaceutici to co-promote and distribute a CFC-free formulation of beclomethasone and other asthma inhalation products in the UK. Our Easi-Breathe inhaler and Chiesi's patented beclomethasone CFC-free Modulite(TM) will be marketed as Beclazone Modulite(TM) Easi-Breathe(R).

For the U.S. market, IVAX has completed initial Phase III clinical trials which will support FDA submissions for our CFC-free albuterol and beclomethasone in our Easi-Breathe and conventional metered-dose formats as well as for budesonide in our metered-dose dry powder inhaler. However, additional Phase III trials to support each of these products will be required and are either underway or in preparation. In that connection, we are currently in Phase III clinical trials for albuterol in CFC-free formats, and expect to start certain additional Phase III clinical trials for beclomethasone in CFC-free formats in the fourth quarter of this year. We also estimate commencing Phase III clinical trials for budesonide in our metered-dose dry powder inhaler in 2002. We have a high degree of confidence in these clinical programs for our various respiratory products as they successfully completed similar clinical testing overseas and are currently on the market in Europe or awaiting regulatory approval. We also believe our respiratory business will continue to achieve significant growth over the coming years.

In addition, we expect to start separate Phase III clinical trials for our fluticasone nasal spray (brand equivalent to Flonase(R)) in the third quarter of this year.

As a service to asthma patients worldwide and the physicians who treat them, we launched a Web site at www.asthma4all.com that provides comprehensive, up-to-date information on this condition. This Web site features state of the art graphics as well as a live news feed of developments relating to asthma, information about IVAX' products, links to other sources of information for asthma sufferers, and a powerful search engine to explore these resources.

Brain Tumor Compounds
---------------------

Our lead brain cancer compound, TP38, is currently in Phase I/II clinical trials at the Duke University Medical Center and the University of California at San Francisco. These studies have yielded encouraging results that are expected to be reported in the coming months. TP-38 is a highly potent medication, which unlike most experimental cancer treatments of malignant brain tumors, is designed to kill cancer cells while leaving the normal brain cells unaffected.

In July 2001, our immunotoxin program with Duke University Medical Center was expanded to develop and market specific toxins that bind to and destroy cells expressing the EGF receptor variant III (EGFRvIII). EGFRvIII is found on the surface of a high percentage of cancers of the brain, breast, lung, and ovary and is not found on normal cells. The absence of this receptor on healthy cells makes EGFRvIII a very attractive potential target for directed toxin therapy of a wide range of tumors of the brain and other parts of the body.

Appointment of Director of Investor Relations and Corporate Communications
--------------------------------------------------------------------------

In July 2001, Howard A. Goldman joined the company as director of investor relations and corporate communications. Mr. Goldman will be responsible for communications with the global investment community, media and IVAX' employees. He has more than 17 years of comprehensive investor and communications experience - including the medical diagnostics, pharmaceutical and healthcare sectors - serving public and private companies from corporate and consulting situations. He also was in television news for four years as a broadcast journalist, producer and on-camera anchor. Mr. Goldman received his Master's of Science degree and Bachelor of Science degree in Communication from Illinois State University. In addition, he is the current president of the South Florida Chapter of NIRI (National Investor Relations Institute) and has been an officer and board member of this professional organization since 1998.
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We plan to update you from time to time.  IVAX has been enjoying excellent results in recent years and we expect our progress to continue.

Sincerely,
/s/ Phillip Frost                 /s/ Isaac Kaye            /s/ Neil Flanzraich
-----------------------           ------------------        -------------------
Phillip Frost, M.D.               Isaac Kaye                Neil Flanzraich
Chairman and                      Deputy Chief              Vice Chairman and
Chief Executive Officer           Executive Officer         President

    Except for the historical matters contained herein, statements in this press release are forward-looking, including statements regarding IVAX' belief in the growth prospects of its overall business and paclitaxel products in particular, the enhancement of its supply and production capacity for paclitaxel, the opportunities for penetration of the paclitaxel market, IVAX' expectation that the agreement with Novation will continue for multiple years, the anticipation that Novation patients and hospitals will experience significant savings and cost-effective care as a result of the agreement with IVAX, the proposed commencement date of shipments of paclitaxel to Novation, IVAX' expectations and beliefs regarding the timing and results of clinical trials for its products and the anticipated benefits to patients of its products, IVAX' expectations regarding R&D spending and for increases in revenue and operating income for the remainder of the year, anticipated research and development expenses, IVAX' plans to continue an aggressive schedule for new ANDA submissions, and IVAX' expectations regarding competition for its famotidine tablets, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements reflect our current views regarding future events, our business and prospects which are subject to and may be affected by risks, uncertainties and assumptions, including that IVAX may not be able to obtain a consistent and cost-effective source of raw materials for paclitaxel; that the market share of IVAX' paclitaxel may not increase despite the availability of additional supplies; that the recently approved paclitaxel products may diminish the growth prospects and demand for IVAX' paclitaxel; that additional brand-equivalent forms of Taxol(R) may be launched; that demand for IVAX' paclitaxel will not remain strong or that additional sources of supply will not permit IVAX to serve that demand; that there may be delays in the production of paclitaxel or the shipment of paclitaxel to Novation and other customers; that production capacity for paclitaxel may diminish; that IVAX may not succeed in developing an oral paclitaxel product; that IVAX' patents pertaining to this product may be invalidated or may otherwise not succeed in preventing other oral paclitaxel products; that others may develop oral paclitaxel formulations that are superior to the IVAX formulation; that Phase III clinical trials for IVAX' oral paclitaxel may not be commenced, may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the approval or marketing of these products for the indications being studied or for other indications; that IVAX' oral paclitaxel, by itself, may not have effectiveness comparable to other treatments of lung cancer, and may not have greater convenience and less side effects; that IVAX' acquisitions will not provide earnings power and additional distribution capabilities for IVAX' products; that IVAX may not pursue or succeed in its strategy to increase its presence in Latin America, Central and Eastern Europe and Asia; that IVAX will not experience continued year-over-year increases in revenues and normal operating income for the remainder of this year; that IVAX' R&D spending will be less than anticipated and/or will not be allocated as anticipated; that IVAX' famotidine 10 mg tablets will not be one of only two brand equivalent products with regulatory approval for immediate sale; that IVAX will not be the only manufacturer and store-brand distributor of all three major H2 blocker products; that products in development will not be successfully developed, or if developed will not receive regulatory approval, or if developed and approved will not be successfully marketed; that IVAX may not receive approval of its pending ANDAs; that IVAX may not file additional ANDAs or NDAs; that IVAX may not be able to integrate the operations of Laboratorio Chile without significant capital expenditures or other costs; that IVAX may not realize the anticipated benefits of the acquisition of Laboratorio Chile; that economic instability, political instability, and/or currency fluctuation, and other risks associated with operations in emerging markets may reduce the profitability of the pharmaceutical markets in which IVAX operates; that the clinical trials for asthma and other respiratory products, TP38 and other products under development may not be commenced, may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the approval or marketing of these products for the indications being studied or for other indications. In addition, with respect to the expectation that the Novation agreement will be multi-year, this expectation could be adversely affected by the fact that either party may earlier terminate the contract. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Taxol(R) is a registered trademark of the Bristol-Myers Squibb Company. Tagamet(R) is a registered trademark of SmithKline Beecham Pharmaceutical Co. ZANTAC(R) is a registered trademark of Glaxo Group Limited Company. Flonase(R) is a registered trademark of Glaxo Group Limited Corporation. Pepcid AC(R) is a registered trademark of Merck & Co., Inc.
                                 ______________

     IVAX Corporation, headquartered in Miami, Florida, is engaged in the research, development, manufacturing, and marketing of branded and brand equivalent pharmaceuticals and veterinary and diagnostic products in the U.S. and international markets.

CONTACT:
Howard A. Goldman
Director/Investor Relations & Corporate Communications
IVAX Corporation
305-575-6043
www.ivax.com